PHILIP J. HICKEY
                              EMPLOYMENT AGREEMENT


     This Employment Agreement is made as of the Effective Date of the Merger described in that certain Agreement and Plan of Merger dated October 14, 1994, involving Applebee's International, Inc. and IRC Acquisition Corp. and Innovative Restaurant Concepts, Inc. and certain shareholders of Innovative Restaurant Concepts, Inc. (the "Merger Agreement") by and between Applebee's International, Inc., a Delaware corporation (the "Company") and Philip J. Hickey (the "Executive").

     WHEREAS, the Company believes it to be in its best interest to provide for continuity of management and to provide protection for its valuable trade secrets and confidential information; and

     WHEREAS, the Company desires to employ the Executive and the Executive is willing to render his services to the Company on the terms and conditions with respect to such employment hereinafter set forth.

     NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree as follows:

     1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, as the President of its Rio Bravo operating subsidiary, upon the terms and conditions hereinafter set forth. Addendum A, hereto, further describes the principal duties and responsibilities of the Executive.

     2. Exclusive Services. The Executive shall devote all necessary working time, ability and attention to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any material services to any business, corporation, or organization whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer of the Company.

     3. Duties. The Executive is hereby employed by the Company and shall render his services at the offices of the Company in Marietta, Georgia, unless otherwise agreed by the Executive. The Executive shall have such authority and shall perform such duties as are assigned by the Chief Operating Officer of the Company (the "COO") .

     4. Term. This Agreement shall have a term commencing on the date hereof and ending January 1, 1997, subject to earlier termination as provided in Paragraph 13, below.

     5. Compensation. As compensation for his services rendered under this Agreement, the Executive shall be entitled to receive the following:

         a. Base Salary. The Executive shall initially be paid a base salary of $154,800 per year, payable in equal bi-weekly installments during the term of this Agreement, prorated for any partial employment month. Such salary ("Base Salary") shall be reviewed by the Board of Directors of the Company (the "Board") on January 1 of each year in accordance with the Company's established criteria.

         b. Additional Compensation. The Executive shall be paid such additional compensation and bonuses as determined each year by the Rio Bravo Management Bonus Plan as described on Addendum B to this Agreement to be prepared by the Executive, the COO and the Chief Executive Officer of the Company prior to the effective date of this Agreement.

     6. Benefits. In addition to the compensation to be paid to the Executive pursuant to Paragraph 5 hereof, the Executive shall further be entitled to receive the following:

         a. Participation in Employee Plans. The Executive shall be entitled to participate in any health, disability group term life insurance plan, any pension, retirement or profit sharing plan, or any other fringe benefits which may be extended generally from time to time to employees of the Company. Such benefits, in the aggregate, will be of equal or greater value to the benefits provided to the Executive as an employee of Innovative Restaurants Concepts, Inc. The Executive shall not be entitled to participate in any bonus plan other than as set forth in Paragraph 5(b), above.

         b. Disability Salary Continuation. If the Executive becomes disabled during the term of this Agreement, the Company shall continue to pay the Executive his Base Salary during the first ninety (90) day period of such disability and shall continue to pay the Executive, but at the rate of fifty percent (50%) of his Base Salary, for second ninety (90) day period of such disability. "Disability" as used herein shall mean any physical, emotional or mental, injury, illness or incapacity, other than death, which renders the Executive unable to perform the duties required of him under this Agreement. The existence of any disability shall be determined to exist in the sole discretion of the Board which shall not be unreasonably exercised.

         c. Vacation. The Executive shall be entitled to four weeks vacation with full salary and benefits each year. No cash or other payment will be due, however, for unused vacation and vacation may not be carried over from one year to the next.

         d. Stock Option. Upon the effective date of this Agreement, the Executive shall be granted an incentive stock option to purchase 10,000 shares of Common Stock of the Company at a per share price equal to the closing price of said stock on the Nasdaq Stock Market on the date of grant. Said option shall have a ten year term and shall be fully vested on its first anniversary or as otherwise required for incentive stock option treatment pursuant to the Internal Revenue Code. Employee shall have the option of substituting a nonqualified stock option for any portion of the incentive stock option which can not vest on the said first anniversary date.

     7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Company, the Company shall reimburse the Executive on a monthly basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

     8. Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:

         a. he Shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company including but not limited to the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;

         b. he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment with the Company or by law; and

         c. he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

     All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of his employment for any reason whatsoever or any other time upon request of the COO.

     9. Discoveries. The Executive covenants and agrees that he will fully inform the Company of and disclose to the Company all inventions, designs, improvements, discoveries and processes ("Discoveries") which he has now or may hereafter have during his employment with the Company and which pertain or relate to the business of the Company or to any experimental work, products, services or processes of the Company in progress or planned for the future, whether conceived by the Executive alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Company assets. All such Discoveries shall be the exclusive property of the Company whether or not patent or trademark applications are filed thereon. The Executive shall assist the Company, at any time during or after his employment, in obtaining patents on all such Discoveries deemed patentable by the Company and shall execute all documents and do all things necessary to obtain letters patent, vest the Company with full and exclusive title thereto, and protect the same against infringement by others. If such assistance takes place after his employment is terminated the Executive shall be paid by the Company at a reasonable rate for any time actually spent in rendering such assistance at the request of the Company.

     10. Noncompetition. Taking into consideration the nature, scope and volume of the Company's operations, the Executive agrees that during the period of his employment, and for a period of one (1) year immediately following any termination of his employment, whether voluntary or involuntary, he will not, within the United States or any other country in which the Company, directly or indirectly, owns, operates or franchises restaurants, directly or indirectly, own, manage, operate, control, or be employed by, participate in, or be connected in any matter with the ownership (other than ownership of securities of publicly held corporations of which Executive owns less than 2% of any class of outstanding securities), management, operation, or control of any business engaged in the casual dining restaurant industry (meaning restaurants with a per guest average guest check of under $15.00), or in any other segment of the restaurant industry in which the Company may become involved after the date hereof and prior to the date of any termination of employment.

     11. Nonsolicitation. The Executive agrees that during the period of his employment and for a period of two (2) years immediately following any termination of his employment, whether voluntary or involuntary, he will not, either directly or indirectly, for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Company to terminate his/her employment for the purpose of joining, associating or becoming employed with any business or activity which is engaged in the casual dining restaurant industry or any other segment of the restaurant industry in which the Company may become involved after the date hereof and prior to the date of any termination of employment. The Company and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 10 and 11 are reasonable in content and scope and are given by the Executive for adequate consideration.

     12. Remedies for Breach of Covenants of the Executive. The covenants set forth in Paragraphs 8, 9, 10 and 11 of this Agreement shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief shall be available to prevent the breach or any threatened breach thereof.

     13. Termination.

         a. The Company may terminate this Agreement and the Executive's employment hereunder (a "Termination") at any time, with or without cause. The Executive may resign upon 30 days written notice to the Company and may terminate this Agreement and his employment hereunder for cause at any time. In the event of Termination by the Company, the effective date thereof shall be stated in a written notice to the Executive, which shall not be earlier than 10 days from the date such notice is delivered to the Executive.

         b. In the event the Company effects a Termination without cause, the Executive shall be entitled to receive any bonus amounts as may be payable pursuant to the terms of any written plans in which the Executive was a participant prior to the effective date of the Termination, accrued but unpaid salary, and shall additionally continue to receive his base salary hereunder for a 12 month period following the effective date of such termination, and only the provisions of Paragraphs 8, 9, 11, 12, 14, 15, 16 and 17 shall survive the Termination.

         c. The following shall constitute "cause":

            (i) The Employee is charged with the commission of a criminal offense constituting a felony or involving dishonesty, deceit or moral turpitude, and the charge is not dismissed within 30 business days; or

            (ii) The Employee breaches any material provision of this Agreement or any duty owed by him to the Company after receipt of written notice and a failure by the Executive to cure such breach within 10 days; or

            (iii) The Employee dies or becomes permanently disabled from continuing to provide the level of service required under this Agreement.

         d. The provisions of Paragraphs 8, 9, 10, 11, 12, 14, 15, 16 and 17 shall survive any Termination by the Company for cause.

         e. The Executive shall have cause to effect a Termination in the event the Company breaches its obligations to pay any salary, benefit or bonus due hereunder, and upon any such Termination, the Executive shall be entitled to a lump sum payment equal to his then current base salary and the provisions of Paragraphs 8, 9, 11, 12, 14, 15, 16 and 17 shall survive the Termination. No Termination may be effected by the Executive for cause unless he shall be delivered written notice to the Company of the breach and the Company shall not have cured such breach within 10 days thereafter.

         f. Upon the effective date of any Termination by the Company for cause, or upon the resignation of the Executive, the Executive shall only be entitled to receive his salary through such date and any bonus amounts as may be payable pursuant to the terms of any written plans in which the Executive was a participant immediately prior to the effective date of the Termination.

     14. Termination After Change in Control. In the event of a Change in Control, as defined below, any Termination of Executive's employment with the Company within the 12 month period following such Change in Control, whether by Executive or by the Company and whether with or without cause, the following shall occur:

         a. The provisions of Paragraph 10 and 11 shall not apply and shall be void;

         b. The Executive shall continue to receive his salary under Section 5.a. above through the end of the eighteenth month following the month in which such Change in Control occurred;

         c. The Executive shall be entitled to continuation of coverage for eighteen (18) months (beginning with the month subsequent to the effective date of the Change in Control) under all Company paid or partially paid health, disability, or group life insurance plans or any retirement, pension, or profit sharing plans, in each case at such level as had been available to the Executive immediately prior to the Change in Control; and

         d. Any unvested portion of all stock options held by the Executive as of the day immediately preceding the effective date of such Termination under this Section 14 shall immediately vest and become exercisable and, for purposes of such options, such Termination shall be deemed to be a Termination by the Company not for cause.

     15. Definitions Related to Change of Control.

         a. "Change of Control" means any one of the following: (i) Continuing Directors no longer constitute at least 2/3 of the Board of Directors; (ii) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates, become the beneficial owner, directly or indirectly, of 30% or more of the Company's then outstanding Common Stock or 30% or more of the voting power of the Company's then outstanding securities entitled generally to vote for the election of the Company's Directors; (iii) the approval by the Company's stockholders of the merger or consolidation of the Company with any other corporation, the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least 2/3 of the Board of Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation; or (iv) at least 2/3 of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Company's stockholders or by the Company's Board of Directors determine that such proposed action, if taken, would constitute a change of control of the Company and such action is taken.

         b. "Continuing Director" means any individual who either (i) was a member of the Company's Board of Directors on the date hereof, or (ii) was designated (before initial election as a Director) as a Continuing Director by a majority of the then Continuing Directors.

     16. Arbitration of Disputes. Any dispute or claim arising out of or relating to this Agreement or any termination of the Executive's employment shall be settled by arbitration in the greater Kansas City metropolitan area in accordance with the then current rules of the American Arbitration Association, and judgment upon any award rendered therein may be entered in any court having proper jurisdiction. Each party shall bear its costs of any arbitration, including the expenses and attorneys' fees incurred by it related thereto, including any actions taken to appeal or enforce the judgment rendered therein, unless the Employee is the prevailing party, in which case the Company will reimburse the Employee for his reasonable legal fees and expenses.

     17. Mitigation. The Executive shall have no duty to attempt to mitigate the level of benefits payable by the Company to him hereunder and the Company shall not be entitled to set off against the amounts payable hereunder any amounts received by the Executive from any other source, including any subsequent employer.

     18. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

         a. If to the Company:

            Applebee's International,  Inc.
            4551 West 107th Suite 100 Overland Park,
            Kansas 66207 Attn: General Counsel

         b. If to the Executive:

            Philip J. Hickey
            867 Waterford Green
            Marietta, GA 30068


     Either party may change its address for notice by giving notice in accordance with the terms of this Paragraph 18.

     19. General Provisions.

         a. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

         b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

         c. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

         d. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive.

         e. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

         f. Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any provision of this Agreement.

         g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         h. Failure to Consummate Merger. If the Merger described in the Merger Agreement shall fail to become effective on or before March 24, 1995, this Agreement shall be null and void with neither party having any obligation under any of the foregoing terms and provisions.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written above.

EXECUTIVE:                                  APPLEBEE'S INTERNATIONAL, INC.


                                            By:
Philip J. Hickey                            Abe J. Gustin, Jr.
                                            Title: Chairman and C.E.O.